Luxfer Declares Quarterly Dividend and Announces Date of Third-Quarter Earnings Release
Quarterly interim dividend of 12.5 cents per ordinary share, to be payable on November 6, 2019 to shareholders of record at close of business on October 18, 2019
Luxfer to report 2019 third-quarter financial results on October 30, 2019 and host conference call on October 31, 2019
MANCHESTER, England--(BUSINESS WIRE)--Luxfer Holdings PLC (NYSE:LXFR), a global manufacturer of highly-engineered industrial materials (the “Company”), today announced that its Board of Directors declared an interim dividend of 12.5 cents per ordinary share.
The dividend will be payable on November 6, 2019 to shareholders of record at close of business on October 18, 2019.
All holders of NYSE-listed ordinary shares will be paid in U.S. dollars through the Company’s dividend disbursing agent.
For holders of ordinary shares not directly listed on the NYSE, the dividend will be paid directly by the Company. Payment will be made in U.S. dollars, but holders of ordinary shares can elect to receive their dividend payment in respect of those ordinary shares in pounds sterling. If a holder of ordinary shares has previously requested and received a dividend payment in pounds sterling, they will receive this dividend payable on November 6, 2019 in pounds sterling, unless an election in writing to change the currency of payment is received by the Company Secretary by October 17, 2019. Holders of ordinary shares electing to receive their dividend in pounds sterling will have the U.S. dollar amount converted to pounds sterling at the spot rate reported in the Financial Times for the record date.
The Company also announced that it will release financial results for the third quarter of 2019 after the market closes on Wednesday, October 30, 2019. Luxfer has scheduled a conference call at 8:30 a.m. U.S. Eastern Daylight Time on Thursday, October 31, 2019, during which management will provide a review of the Company’s third-quarter financial results.
The Luxfer quarterly report on Form 10-Q for the third quarter will be available online prior to the call at www.luxfer.com and on the U.S. Securities and Exchange Commission website at www.sec.gov.
U.S. participants may access the conference call by telephoning 877-341-8545. U.K. participants may call 08000288438. Participants from other countries may call +1-908-982-4601. The participant conference ID code is 3398257. Please begin the call-in procedure at least 15 minutes before the conference call starts. The call is expected to last approximately an hour.
Participants may access slides related to the conference call at:
https://event.webcasts.com/starthere.jsp?ei=1240765&tp_key=cb11388725.

A recording of the conference call will be available for replay two hours after the completion of the call and will remain accessible until the next quarterly report is released. To hear the recording, call 800-585-8367 in the U.S., 08009172646 in the U.K. and +1-404-537-3406 in other countries. Enter conference ID code 3398257 when prompted. Slides used in the presentation and a recording of the call will also be available in the investor relations section of the Luxfer website at www.luxfer.com.

About Luxfer Holdings PLC (“Luxfer”)
Luxfer is a global manufacturer of highly-engineered industrial materials, which focuses on value creation by using its broad array of technical knowhow and proprietary technologies. Luxfer’s high-performance materials, components, and high-pressure gas containment devices are used in defense and emergency response, healthcare, transportation, and general industrial applications. For more information, visit www.luxfer.com.
Luxfer is listed on the New York Stock Exchange and its ordinary shares trade under the symbol LXFR.

Contact Information

Luxfer Holdings PLC
Cassandra Stanford - Communications Specialist
+1 414-269-5319
Investor.relations@luxfer.com